Exhibit 99.1

Pier 1 Imports, Inc. Announces Amendment of its Revolving Credit Agreement and Closing of $200 Million Term Loan B

FORT WORTH, Texas--(BUSINESS WIRE)--April 30, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its wholly owned subsidiary, Pier 1 Imports (U.S.), Inc., has completed the amendment of its $350 million senior secured revolving credit facility and successfully syndicated and closed the previously announced $200 million seven-year senior secured term loan B.

Proceeds from the $200 million term loan are intended to be used for general corporate purposes, including, among other things, working capital needs, capital expenditures, cash dividends and repurchases of the Company’s common stock.

Revolving Credit Facility

The Company’s wholly owned subsidiary, Pier 1 Imports (U.S.), Inc., amended its $350 million secured, asset-based revolving credit facility to allow borrowings under a new term loan facility. The revolving credit facility is secured by the Company’s U.S. and Canadian inventory and the Company’s third-party credit card receivables and certain other related assets, and is subject to a floating borrowing base. Additionally, given the new term loan facility, the facility is also secured on a second lien basis by substantially all other assets of certain of the Company’s subsidiaries, with certain exceptions. Substantially all of the other material terms and conditions applicable to the revolving credit facility remain unchanged. As of April 30, 2014, the Company had no cash borrowings under the revolving credit facility and $43.0 million in outstanding letters of credit.

Term Loan B Facility

The Company’s wholly owned subsidiary, Pier 1 Imports (U.S.), Inc., entered into a new $200 million senior secured term loan B facility with Bank of America, N.A., as administrative and collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint lead bookrunners, and various other agents and the lenders party thereto.

The Company has the option under the term loan to pay interest at a rate based on LIBOR, subject to a floor of 1.00%, plus 350 basis points, or at a base rate, subject to a floor of 2.00%, plus 250 basis points. The term loan facility is subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the loans, with the balance due at final maturity. In addition, the Company is subject to an annual excess cash flow repayment requirement, as defined in the agreement, beginning with the fiscal year ending February 2015.

The term loan facility matures on April 30, 2021, and is secured by a second lien on all assets previously pledged as security under the revolving credit facility and a first lien on substantially all other assets of certain of the Company’s subsidiaries, with certain exceptions.

The term loan facility does not require the Company to comply with any financial maintenance covenants, but contains certain customary representations and warranties, affirmative and negative covenants, and provisions relating to events of default.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K, and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400